                                                                      EXHIBIT 99



           Security Dynamics Announces Purported Class Action Lawsuit

BEDFORD, Mass., Dec. 11 /PRNewswire/ -- Security Dynamics Technologies, Inc. (Nasdaq: SDTI - news), a leading provider of enterprise network and data security solutions, today announced that a purported class action lawsuit has been brought against it and certain of its officers and directors in the United States District Court for the District of Massachusetts. The plaintiff claims to represent all purchasers of Security Dynamics' common stock during the period from September 30, 1997 through July 15, 1998 and seeks unspecified damages on their behalf. The plaintiff alleges that the defendants misled the investing public concerning demand for Security Dynamics' products, the strengths of its technologies and certain trends in Security Dynamics' business. Security Dynamics intends to vigorously defend this matter.

About Security Dynamics

Security Dynamics is a leading provider of enterprise network and data security solutions that help companies conduct business securely, protect corporate information assets and facilitate business-to-business electronic commerce. With more than 3.5 million users of its SecurID(R) authentication technology, Security Dynamics is the world leader in two-factor user identification and authentication. RSA Data Security, Inc., a wholly owned subsidiary of Security Dynamics, is a leading supplier of software components that secure electronic data, with more than 400 million copies of RSA encryption and authentication technologies installed worldwide. RSA technologies are part of existing and proposed standards for the Internet and World Wide Web, ISO, ITU-T, ANSI, IEEE, and business, financial and electronic commerce networks around the globe. Security Dynamics and RSA can be found on the World Wide Web at www.securitydynamics.com and www.rsa.com, respectively.